Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Gloria Barone, 215.761.4758
gloria.barone@cigna.com

CIGNA Corporation Names Eric C. Wiseman of VF Corporation to Board of Directors

PHILADELPHIA, Feb. 28, 2007 -- CIGNA Corporation announced today that Eric C. Wiseman, president, chief operating officer and a director of VF Corporation, a leading marketer of branded lifestyle apparel based in Greensboro, N.C., will join CIGNA Corporation's Board of Directors effective April 25, 2007 for a term expiring in April 2009.

"We welcome Eric to our board of directors," said H. Edward Hanway, chairman and chief executive officer of CIGNA Corporation. “His expertise in brands and consumer goods will be an asset to CIGNA's focus on the consumer-oriented marketplace.”

Wiseman, 51, who has 28 years of experience in the apparel industry, joined VF in 1995 and has held a progression of leadership roles within and across VF’s coalitions, including Executive Vice President, Global Brands, and Vice President and Chairman of VF’s Outdoor and Sportswear Coalitions.

A graduate of Wake Forest University in Winston-Salem, N.C., Wiseman holds masters and bachelors degrees in business administration. He currently serves on the board of visitors of Wake Forest University’s Babcock Graduate School of Management.

For more information on CIGNA's Board of Directors, go to: http://www.cigna.com/about_us/governance/index.html

About CIGNA

As a Business of Caring, CIGNA (NYSE: CI) provides employers with benefits, expertise and services that improve the health, well-being and productivity of their employees. With approximately 47 million covered lives in the United States and around the world, CIGNA's operating subsidiaries offer a full portfolio of medical, dental, behavioral health, pharmacy and vision care benefits and group life, accident and disability insurance.